Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

October 20, 2020

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

Re:	United Community Banks, Inc.
Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (“United”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of July 14, 2021, as such agreement may be modified from time to time (the “Merger Agreement”), by and between United and Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”). Pursuant to the Merger Agreement, Reliant will merge with and into United, with United as the surviving corporation (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is rendered to you in connection with the filing of the Registration Statement (as defined below) and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (a) the Merger Agreement, (b) the registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement of Reliant and prospectus of United, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and (c) the representation letters of United and Reliant delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your permission, that (a) the Merger will be effected in accordance with the provisions of the Merger Agreement, (b) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (c) the representations made by United and Reliant in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (d) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of United and Reliant or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (e) the Merger will be reported by United and Reliant on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

United Community Banks, Inc.

October 20, 2021

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements, rulings and administrative guidance and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the forgoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger”, insofar as it addresses the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of the Merger, is accurate in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is only being furnished to United in connection with the Merger as described in the Merger Agreement and the Registration Statement, and is solely for its benefit in connection therewith and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent.

We hereby consent to the inclusion of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP